EXHIBIT 99.1

For immediate release	Contact: Natalia Pinheiro
(561) 750-9800 x230
natalia@transmediagroup.com

BRANDSMART USA ANNOUNCES STRATEGIC PARTNERSHIP WITH PUNTOMIO TO OFFER FAST DELIVERY SERVICES TO ONLINE SHOPPERS IN LATIN AMERICA AND THE CARIBBEAN

Online shoppers in Latin America and the Caribbean enjoy easy, fast, cost-effective delivery from U.S. retailers

MIAMI, FL, November 2010 – BrandsMart USA (www.BrandsMartUSA.com), one of the largest per-store-volume retailers in the United States, is now expanding its cross-border online shopping capability to customers in Latin America and the Caribbean. The service is made possible through a strategic partnership with PuntoMio (www.PuntoMio.com), the international shopping facilitator that gives non-U.S. residents a U.S. address which they can use to place online orders from U.S. retailers.

With this new service, consumers accessing www.BrandsMartUSA.com from Brazil, Argentina, Mexico, Peru, Bahamas, Puerto Rico, and other countries are directed to the BrandsMart USA international website, through integration with PuntoMio.  Customers will see products displayed in local currency and the purchase price will include transportation to their country, duties, taxes, and delivery within 5 to 8 days of purchase.

“We observe a large amount of Latin American and Caribbean shoppers in our stores every day. Relying on PuntoMio’s expertise to reach out to those customers in their own country is a valuable advantage that we believe will translate into a significant increase in online sales for us,” stated Bobby Johnson, Executive Vice-President of BrandsMart USA.

E-commerce in LATAM experienced a nearly 40% growth last year, and is expected to increase another 27% in 2010, according to AmericaEconomia Intelligence. “With this partnership we reach out to a growing market and further extend PuntoMio’s visibility among potential customers throughout Latin America and the Caribbean,” said Patricia Voigt, General Manager of PuntoMio.  “We offered BrandsMart USA a truly integrated and easy to implement platform that eliminated their challenges with international e-Commerce.  With our private delivery network we were able to offer them much lower and more accurate costs compared to other international checkout solutions that depend on the major express carriers.

www.PuntoMio.com provides complete information on how to subscribe to the service and obtain a U.S. address for general shopping from more than 1.7 million other online stores and catalogues in the U.S.

About PuntoMio

PuntoMio, a division of SkyShop Logistics, Inc (OTCBB:SKPN) www.skyshoplogistics.com , is an international shopping facilitator for online buyers that transforms the shopping experience from the time of purchase through cross-border delivery. PuntoMio enables U.S. merchants to sell to non-U.S. residents without the risks associated with foreign sales.

About BrandsMart USA

BrandsMart USA is the U.S. leading, multi-award winning retailer offering a large selection of high quality merchandise from top brands at low prices since 1977. Currently with 10 storefronts in the South Florida and Atlanta areas, BrandsMart USA provides employment for over 2600 individuals.